UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 24, 2004

ASPEN TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24786	04-2739697
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

Ten Canal Park, Cambridge MA	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 949-1000

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                ☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                                             Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

In our Current Report on Form 8-K filed as of November 19, 2004, we reported that we had received a letter from the NASDAQ Stock Market indicating that we are not in compliance with the NASDAQ requirements for continued listing set forth in Marketplace Rule 4310(c)(14) as a result of our failure to file our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 with the Securities and Exchange Commission.  On November 24, 2004, we announced that we requested a hearing with the NASDAQ Listing Qualifications Panel for continued listing on the NASDAQ National Market.  NASDAQ has granted our request for a hearing, which is currently scheduled for December 15, 2004.  Our common stock will remain listed on the NASDAQ National Market pending the outcome of this hearing.  We cannot assure you that the Panel will grant a request for continued listing.

Item 4.02.                                          Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 28, 2004, we filed a Current Report on Form 8-K announcing that the audit committee of our board of directors is conducting a detailed investigation of our accounting treatment for certain software license and services agreement transactions which we entered into with certain alliance partners and other customers during our fiscal years ended June 30, 2000, June 30, 2001 and June 30, 2002.  On November 24, 2004, we announced that the audit committee believes that its review of these transaction will lead to a restatement of our financial statements for the periods described below.

The audit committee has identified five transactions entered into during our fiscal years ended June 30, 2000 and June 30, 2001 that it has determined were accounted for improperly. The smallest of these transactions involved recorded revenue of approximately $800,000 and the largest involved approximately $4.3 million of recorded revenue.  The audit committee has further concluded that, as a result of these transactions, reported revenue for our fiscal years ended June 30, 2000 and June 30, 2001 was overstated and that reported revenue for our fiscal years ended June 30, 2002, June 30, 2003 and June 30, 2004 was understated.  Therefore, revenue and earnings recorded in our financial statements for our fiscal years ended June 30, 2000 through June 30, 2004 will be restated. As a result, previously issued financial statements and any related auditor’s reports for those periods should not be relied upon.

The audit committee does not currently believe that the restatements above will materially impact the final reported results for the first quarter of our fiscal year ending June 30, 2005, ended September 30, 2004.  The audit committee has made significant progress toward completion of its review of certain transactions entered into during our fiscal years ended June 30, 2000 through June 30, 2002.  Additionally, the audit committee has decided to continue its investigation of transactions entered into during our fiscal years ended June 30, 2000, June 30, 2001 and June 30, 2002 and to evaluate certain transactions entered into during fiscal years ended June 30, 2003 and June 30, 2004.  The audit committee remains committed to completing its financial review at the earliest possible time, but is unable to provide an estimated completion date. Because the investigation is ongoing, and because the scope of its work is subject to continuing review, the audit committee may have further assessments of these and any other transactions it reviews, as well as of associated company controls and practices.  Consequently, the final results of the audit committee’s review may vary materially from this preliminary assessment.

The audit committee has discussed, and continues to discuss, with Deloitte & Touche LLP, our independent public accountants, the matters disclosed in this Item 4.02.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 24, 2004, we also announced that at our board of directors’ request, David L. McQuillin has resigned as our president, chief executive officer and a director effective immediately.  Our board of directors has appointed Charles F. Kane, currently our senior vice president — finance and chief financial officer, as our interim chief executive officer.  Biographical information about Mr. Kane and information relating to the terms of Mr. Kane’s employment are included under the section “Information About Executive Officers” in our Schedule 14A filed with the Securities and Exchange Commission on October 28, 2004 and are incorporated herein by reference  In addition, we have undertaken a search for a new chief executive officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN TECHNOLOGY, INC.

Date: November 29, 2004	By:	/s/ Charles F. Kane
Charles F. Kane Interim President and Chief Executive Officer, Senior Vice President — Finance and Chief Financial Officer